Exhibit 5.6

21 December, 2011

Intelsat Jackson Holdings S.A.

4, rue Albert Borschette

L-1246 Luxembourg, Luxembourg

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Polish law counsel to Intelsat (Poland) Sp. z o.o. (the “Polish Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), of Intelsat Jackson Holdings S.A., a Luxembourg société anonyme (the “Company”), the Polish Guarantor and the other subsidiaries of the Company named therein as guarantors (collectively, the “Subsidiary Guarantors” and together with the Polish Guarantor, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of the Company’s $1,500,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2019 (the “2019 Notes”) and $1,150,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2021 (the “2021 Notes” and together with the 2019 Notes, the “Exchange Notes”), the guarantees of the 2019 Notes by the Guarantors (the “2019 Guarantees”) and the guarantees of the 2021 Notes by the Guarantors (the “2021 Guarantees” and together with the 2019 Guarantees, the “Guarantees”).

The 2019 Notes and the 2019 Guarantees are to be offered in exchange for the Company’s outstanding $1,500,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2019 (the “Initial 2019 Notes”) and the guarantees of the Initial 2019 Notes by the Guarantors. The 2021 Notes and the 2021 Guarantees are to be offered in exchange for the Company’s outstanding $1,150,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2021 (the “Initial 2021 Notes”) and the guarantees of the Initial 2021 Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture, dated as of dated as of April 5, 2011, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture (as defined below) (as so supplemented, the “Indenture”).

In connection with the furnishing of this opinion, we have examined scanned copies of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture, including as exhibits thereto the form of 2019 Note and the form of 2021 Note, included as Exhibits 4.16, 4.22 and 4.23 to the Registration Statement;

3. the First Supplemental Indenture, dated as of April 12, 2011 (the “First Supplemental Indenture”) executed by the Polish Guarantor;

4. the Registration Rights Agreement, dated as of April 5, 2011 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers named therein, included as Exhibit 4.17 to the Registration Statement.

In addition, we have examined (i) such records of the Polish Guarantor that we have considered appropriate, including a copy of the articles of incorporation of the Polish Guarantor dated January 10, 2011, as in effect on the date of this letter (the “Charter Document”) and a copy of the written resolutions of the sole shareholder of the Polish Guarantor i.e. Intelsat (Luxembourg) Finance Company S.à r.l. relating to the issuance of the Guarantees and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below i.e. a copy of a full excerpt from the commercial register of the Polish Guarantor issued by the National Court Registry on December 14, 2011.

In our examination of the documents referred to above, we have assumed, without independent investigation:

1.	the genuineness of all signatures under any of the documents reviewed by us,

2.	the legal capacity of all individuals who have executed any of the documents reviewed by us,

3.	the authenticity of all documents submitted to us as copies,

4.	the parties to the Documents (other than the Polish Guarantor) are duly incorporated and validly existing and, where such concept applies or is otherwise relevant, in good standing under the laws of its respective jurisdiction of incorporation and/or principal place of business,

5.	the capacity, power and authority of each of the parties (other than the Polish Guarantor) to enter into the Documents and the due execution and delivery of the Documents by such parties other than the Polish Guarantor, and that the person who signed the Documents on behalf of the parties other than the Polish Guarantor were those alleged to be,

6.	the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Polish Guarantor has been duly organized and is validly existing and in good standing under the laws of Poland.

2. The Polish Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the First Supplemental Indenture and the Guarantee of the Polish Guarantor.

3. The First Supplemental Indenture and the Guarantee of the Polish Guarantor have been duly authorized, executed and delivered by the Polish Guarantor.

4. The execution, delivery and performance by the Polish Guarantor of the First Supplemental Indenture, the Guarantee of the Polish Guarantor and the transactions contemplated thereby have been duly authorized by all necessary action by the Polish Guarantor.

5. The execution of the First Supplemental Indenture by the Polish Guarantor, the compliance by the Polish Guarantor with all of the provisions of the First Supplemental Indenture, the Guarantee of the Polish Guarantor and the performance of its obligations thereunder will not (i) result in a violation of the Charter Document or (ii) violate any Polish laws, rules or regulations or any order known by us to be applicable to the Polish Guarantor of any governmental agency or body of Poland, or court of Poland having jurisdiction over the Polish Guarantor or its properties.

6. No consent, approval, authorization or order of, or filing with, any governmental agency or body of Poland, or any court of Poland having jurisdiction over the Polish Guarantor or its properties, is required under any Polish laws, rules or regulations or any order known by us to be applicable to the Polish Guarantor for the consummation by the Polish Guarantor of the transactions contemplated by the Indenture and the Guarantee by the Polish Guarantor in connection with the offering, issuance and sale of the Exchange Notes and the Guarantees by the Company and the Guarantors, except such as may be required under securities laws of the State of New York (as to which we express no opinion).

This opinion is confined to and given on the basis of the laws of Poland as currently in effect and as currently applied by the courts of Poland. We have not investigated, and we do not express or imply any opinion on, the laws of any other jurisdiction, nor do we express an opinion in respect of tax matters and the opinions expressed herein shall be limited accordingly.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.

Very truly yours

/s/ Tomasz Krzyźowski	/s/ Pawel Swirski
Tomasz Krzyźowski — Principal	Pawel Swirski — Partner